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                                                                EXHIBIT 8.1


                                  February 8, 1995



         State Street Bank and Trust Company
         1776 Heritage Drive
         North Quincy, MA  02171


         Gentlemen:

         This letter is to advise you that Connecticut Mutual Financial Services Series Fund I, Inc. (the "Fund") intends to register, qualify, and offer additional shares in the following new Portfolios to the general public: LifeSpan Capital Appreciation Portfolio, LifeSpan Balanced Portfolio, and LifeSpan Diversified Income Portfolio (collectively, the "New Portfolios").

         In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated January 28, 1993 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for the new Portfolios under the terms of the respective contract.

         Please indicate your acceptance of the foregoing by executing two copies of this letter Agreement, returning one to the Fund and retaining one copy for your records.


         By:  /s/ Ann F. Lomelli
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              Ann F. Lomelli, Secretary




         Agreed to this 8th day of February, 1995

         STATE STREET BANK AND TRUST COMPANY

         By:  /s/State Street Bank and Trust Company
              ----------------------------------------
              Vice President